Exhibit 99.1

Aptevo to Showcase Multispecific Platform at SITC 2026 Annual Meeting

Next generation multispecific technology designed to coordinate innate and adaptive immune activity within the tumor microenvironment

SEATTLE, WA – October 14, 2026 – Aptevo Therapeutics Inc. (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel bispecific and multispecific immunotherapies for the treatment of cancer, today announced that the Company will highlight its multispecific platform in a presentation at the Society for Immunotherapy of Cancer (SITC) 2026 Annual Meeting, being held November 4–8, 2026, at the Phoenix Convention Center in Phoenix, Arizona.

Aptevo’s presentation will feature its broader CD40-directed multispecific portfolio and the Company’s approach to bringing together two critical arms of the immune system — innate and adaptive immunity — within the tumor microenvironment. Solid tumors can suppress or disrupt anti-tumor immune responses, limiting the ability of the immune system to recognize and effectively attack cancer. Aptevo’s tumor-directed CD40-activating molecules also act on the cells that mediate tumor cell killing and are designed to help overcome that challenge by localizing immune activation to the tumor and promoting a more complete anti-tumor response.

“We’re pleased to share progress from an important area of focus for Aptevo as we continue to expand the capabilities of our multispecific platform,” said Mary Janatpour, PhD, Senior Vice President and Chief Scientific Officer of Aptevo. “Our multispecific technology is designed to bring complementary mechanisms together in a single molecule and create a deeper immune response within the tumor microenvironment. By combining tumor targeting with localized CD40 and T cell activation, we believe we have an opportunity to engage both innate and adaptive immunity where it matters most — at the tumor — while seeking to limit systemic immune activation. This work reflects the continued evolution of our platform and our strategy to build a next generation of multispecific therapies designed to address some of the most persistent challenges in solid tumors.”

Presentation Details

Society for Immunotherapy of Cancer (SITC) 2026 Annual Meeting,

Title: Leveraging multispecific antibody-like molecules to localize CD40 agonism to the tumor to overcome the immunosuppressive microenvironment and potentiate anti-tumor immunity
Abstract Number: 1060

Presenter: Michelle Nelson, PhD, et al
Date/Location: November 4–8, 2026, Phoenix Convention Center in Phoenix, Arizona

A copy of the presentation will be made available on the Publications page of the Aptevo website following its presentation at the meeting.

About Aptevo’s Multispecific Technology

Aptevo is developing next-generation multispecific antibody-like molecules designed to combine multiple distinct targeting or immune-modulating functions within a single therapeutic. The approach builds on Aptevo’s expertise in multispecific protein engineering and is intended to enable coordinated, tumor-directed immune activity while addressing mechanisms within the tumor microenvironment that can limit the effectiveness of cancer immunotherapies.

About Aptevo Therapeutics

Aptevo Therapeutics Inc. (Nasdaq: APVO) is a clinical-stage biotechnology company focused on developing novel multispecific immunotherapies for the treatment of cancer. The Company’s pipeline candidates are created from its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies and are designed to engage the immune system through differentiated mechanisms of action with the potential to improve treatment outcomes and transform the lives of cancer patients.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding Aptevo’s plans and expectations for its multispecific therapeutic candidates; the potential benefits, activity, safety, manufacturability or clinical utility of such candidates; the effectiveness of the ADAPTIR™ and ADAPTIR-FLEX™ platforms; the development of cell lines, purification strategies, quality-control assays and lot-release assays; the ability to establish scalable and reproducible manufacturing processes; the timing and content of future scientific presentations; and the expected timing of entering IND enabling studies and the expected timing of an IND submission for its multispecific therapeutic candidates, are forward-looking statements. These statements are based on Aptevo’s current intentions, beliefs and expectations and involve risks and uncertainties that could cause actual results to differ materially. Additional risks and factors are described in Aptevo’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo undertakes no obligation to update any forward-looking statement.

Contact:
Miriam Weber Miller
VP, Investor Relations & Corporate Communications
Aptevo Therapeutics
Email: IR@apvo.com or Millerm@apvo.com
Phone: 206-859-6628